UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2024

Jefferies Credit Partners BDC Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	814-01684	92-1852483
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Madison Avenue, 12th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 284-3474

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 15, 2024 (the “Closing Date”), Jefferies Credit Partners BDC Inc., a Maryland corporation (the “Company”), entered into a revolving credit facility, by and among the Company, as borrower, CIBC Bank USA, as administrative agent (in such capacity, the “Administrative Agent”), arranger and initial issuing lender, and the financial institutions party thereto, as lenders (the “Credit Agreement”).

The Credit Agreement provides for borrowings in U.S. dollars in an initial aggregate amount of up to $50,000,000 with an option for the Company to request, at one or more times, that existing and/or new lenders, at their election, provide up to an aggregate amount of $75,000,000.

Availability under the Credit Agreement will terminate on the earlier of October 15, 2025 (the “Stated Termination Date”), which may be extended for an additional period of up to one year subject to the consent of the Administrative Agent and extending lenders, and the date of termination of the revolving commitments thereunder.

Borrowings under the Credit Agreement are subject to compliance with a borrowing base test. Amounts drawn under the Credit Agreement will bear interest at either term 1-Month SOFR plus 2.25% or the Prime Rate (as defined in the Credit Agreement) plus 1.70%.

During the period commencing on the Closing Date and ending on the earlier of the Stated Termination Date and the date of termination of the revolving commitments under the Credit Agreement, the Company will pay a non-use fee of 0.50% per annum, payable quarterly in arrears based on the average daily unused amount of the commitments then available thereunder.

In connection with the Credit Agreement, the Company made certain representations and warranties and must comply with various covenants and reporting requirements that are customary for facilities of this type. The Credit Agreement contains events of default customary for facilities of this type. Upon the occurrence of an event of default, the Administrative Agent, at the request of the required lenders, may terminate the commitments and declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.

The Company’s obligations under the Credit Agreement are secured by the Company’s right to call capital from certain of its investors, its right to receive capital contributions from certain of its investors, the bank account into which such capital contributions are funded and all proceeds of any and all of the foregoing.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated October 15, 2024, among Jefferies Credit Partners BDC Inc., as borrower, CIBC Bank USA, as administrative agent, arranger and initial issuing lender, and the financial institutions party thereto, as lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JEFFERIES CREDIT PARTNERS BDC INC.

Date: October 18, 2024	By:	/s/ John Dalton
	Name:	John Dalton
	Title:	Chief Financial Officer